Exhibit A-7

(Unaudited)

Birdsall, Inc.

Consolidating Statement of Operations

For the Year Ended December 31, 2004

(Millions)

	Birdsall, Inc.	Tropical Shipping and Construction Co., Ltd.		Birdsall Shipping, Co., Ltd. -Panama		Seven Seas Insurance Company, Inc.		Tropic Equipment Leasing Inc.		Tropical Shipping International, Ltd.	Tropical Shipping, Inc.	Tropical Express Container Service Trinidad Ltd.		Antigua Maritime Agencies Ltd.
Operating revenues	$68.7	$			$10.3		$10.6		$—	$—	$1.6	$		$

Operating expenses
Operating and maintenance	61.5				5.0		3.9		0.1	—	1.5
Depreciation	7.0				1.7		—		—	—	—
Taxes, other than income taxes	2.5				—		0.1		—	—	—
Property sale loss (gain)	—				—		—		—	—	—

	71.0				6.7		4.0		0.1	—	1.5

Operating income (loss)	(2.3)				3.6		6.6		(0.1)	—	0.1

Equity investment income (loss)	—				—		—		6.5	—	—
Other income (expense), net	19.9				—		0.4		(0.1)	—	(0.1)
Interest expense, net of amounts capitalized	0.6				(0.2)		—		—	(0.1)	—

Income (loss) before income taxes	17.0				3.8		7.0		6.3	0.1	—
Income taxes	5.0				—		2.7		2.2	—	—

Net income (loss)	$12.0	$			$3.8		$4.3		$4.1	$0.1	—	$		$

	Saint Martin Marine Services, SARL	Seven Seas Insurance Company, Ltd.		Container Terminals Ltd.		Freship, S.A.		Tropical Shipping of Canada, Inc.		Birdsall Shipping, Co., Ltd. - Liberia	Tropical Shipping Agency, Inc.	Adjustments and Eliminations		Consolidated
Operating revenues	$0.1		$0.2	$		$		$		$—	$0.6		$(84.0)		$310.7

Operating expenses
Operating and maintenance	0.1		—							—	0.6		(84.0)		258.3
Depreciation	—		0.3							—	—		—		16.4
Taxes, other than income taxes	—		—							—	—		—		4.4
Property sale loss (gain)	—		—							—	—		—		0.2

	0.1		0.3							—	0.6		(84.0)		279.3

Operating income (loss)	—		(0.1)							—	—		—		31.4

Equity investment income (loss)	—		—							—	—		—		6.5
Other income (expense), net	—		—							0.3	—		(22.3)		0.7
Interest expense, net of amounts capitalized	—		—							—	—		—		0.7

Income (loss) before income taxes	—		(0.1)							0.3	—		(22.3)		37.9
Income taxes	—		—							—	—		—		10.3

Net income (loss)	$—		$(0.1)	$		$		$		$0.3	$—		$(22.3)		$27.6

*	This Exhibit A contains confidential information which has been redacted, but filed separately with the Securities and Exchange Commission.